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                            May 22, 2020

       Anthony DeChellis
       Chief Executive Officer
       Boston Private Financial Holdings, Inc.
       Ten Post Office Square
       Boston, MA 02109

                                                        Re: Boston Private
Financial Holdings, Inc.
                                                            Registration
Statement on Form S-3
                                                            Filed May 18, 2020
                                                            File No. 333-238328

       Dear Mr. DeChellis:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact David
Lin, Staff Attorney, at (202) 551-3552 with any questions.




                            Sincerely,


                            Division of Corporation Finance

                            Office of Finance